Filed Pursuant to Rule 433

Registration No. 333-232144

Fact Sheet | December 16, 2019 Barclays Bank PLC Approximately 3 years Issuer: Tenor: Hypo th eti ca l Pa ym en t a t Ma tu r i ty Reference Asset: S&P 500 Index (Bloomberg ticker: 'SPX <Index>') 120.25% of its Initial Value 79.75% of its Initial Value The Closing Value of the Reference Asset on the Initial Valuation Date The Closing Value of the Reference Asset on the Final Valuation Date November 29, 2019 December 4, 2019 November 29, 2022 December 5, 2022 Upper Barrier Value: Lower Barrier Value: Initial Value: Final Value: Initial Valuation Date: Issue Date: Final Valuation Date: Maturity Date: Selected Structure Definitions Knock-Out Event: A Knock-Out Event will occur if, on any Observation Date, the Closing Value of the Reference Asset is greater than the Upper Barrier Value or less than the Lower Barrier Value, provided that if a Market Disruption Event occurs or is continuing on such day with respect to the Reference Asset, such day will be disregarded for purposes of determining whether a Knock-Out Event occurred unless such day is the Final Valuation Date. TPerformance of the Reference Asset from its Initial Value to its Final Value Reference Asset Return: Payment at Maturity: If you hold the notes to maturity, you will receive on the Maturity Date a cash payment per $1,000 principal amount of notes determined as follows: • If a Knock-Out Event has not occurred and if the Final Value of the Reference Asset is less than or equal to the Upper Barrier Value, but greater than or equal to the Initial Value, you will receive an amount per $1,000 principal amount note calculated as follows: $1,000 + [$1,000 x Reference Asset Return] • If a Knock-Out Event has not occurred and if the Final Value of the Reference Asset is less than the Initial Value but greater than or equal to the Lower Barrier Value, you will receive an amount per $1,000 principal amount Note calculated as follows: $1,000 + [$1,000 x Reference Asset Return] x -1 • If a Knock-Out Event has occurred, regardless of whether the Final Value is greater than, less than or equal to the Initial Value, Upper Barrier Value or Lower Barrier Value, you will receive a cash payment per $1,000 principal amount Note of $1,020.00 The notes are not suitable for all investors. You should read carefully the accompanying Pricing Supplement (together with all documents incorporated by reference therein) for more information on the risks associated with investing in the notes. Any payment on the notes is not guaranteed by any third party and is subject to both the creditworthiness of the Issuer and the exercise of any U.K. Bail-in Power, as further described in the accompanying Pricing Supplement. All terms that are not defined in this fact sheet shall have the meanings set forth in the accompanying pricing supplement dated November 29, 2019 (the 'Pricing Supplement'). All terms set forth or defined herein, including all prices, levels, values and dates, are subject to adjustment as described in the accompanying Pricing Supplement. In the event that any of the terms set forth or defined in this fact sheet conflict with the terms as described in the accompanying Pricing Supplement, the terms described in the accompanying Pricing Supplement shall control. Dual Directional Knock-Out Notes

Fact Sheet | December 16, 2019 Summary Characteristics of the Notes Summary Risk Considerations • Credit of Issuer—The notes are senior unsecured debt obligations of the Issuer and are not, either directly or indirectly, an obligation of any third party. In the event the Issuer were to default on its obligations, you may not receive any amounts owed to you at maturity, under the terms of the notes. • Commissions—Barclays Capital Inc. will receive commissions from the Issuer of 2.25% of the principal amount of the notes, or $22.50 per $1,000 principal amount. Please see the accompanying Pricing Supplement for additional information about selling concessions, commissions and fees. • Estimated Value Lower Than Issue Price—Our estimated value of the notes on the Initial Valuation Date is $970.40 per note. Please see “Additional Information Regarding Our Estimated Value Of The Notes” in the accompanying Pricing Supplement for more information. • No Payments on the Notes Other Than at Maturity—You will not receive any interest or coupon payments on the notes or any other payments other than the payment at maturity. If the Closing Value of the Reference Asset on any Observation Date, including the Final Valuation Date, is greater than the Upper Barrier Value or less than the Lower Barrier Value, a Knock-Out Event will occur and your payment at maturity on the notes will be limited to $1,020.00 per $1,000 principal amount note that you hold. • Potential Return Limited—If a Knock-Out Event occurs during the term of the notes, you will receive a payment at maturity of $1,020.00 per $1,000 principal amount note that you hold, regardless of any positive or negative performance of the Reference Asset over the term of the notes. However, if a Knock-Out Event does not occur and the Reference Asset Return is greater than or equal to 0.00%, you will receive a positive return at maturity, provided that the Final Value is less than the Upper Barrier Value. If a Knock-Out Event does not occur and the Reference Asset return is less than 0.00%, you also have the opportunity to earn a positive return equal to -1 times the Reference Asset Return, provided that the Final Value is not less than the Lower Barrier Value. Accordingly, the maximum payment that you may receive at maturity if the Reference Asset Return is greater than, less than or equal to 0.00% is $1,202.50 per $1,000 principal amount note that you hold. As a result, you will not benefit from any appreciation of the Reference Asset beyond a Reference Asset Return of -20.25%, which may be significant. • Daily Knock-Out—A Knock-Out Event will occur if the Closing Value of any Reference Asset is greater than the Upper Barrier Value or less than the Lower Barrier Value on any Observation Date. Please see the Pricing Supplement for more information about Knock-Out Events. • U.K. Bail-In Power—Each holder of notes acknowledges, accepts, and agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority, which may be exercised so as to result in you losing all or a part of the value of your investment in the notes or receiving a different security from the notes that is worth significantly less than the notes. Please see “Consent to U.K. Bail-In Power” in the accompanying Pricing Supplement for more information. • Historical Performance—The historical performance of the Reference Asset is not an indication of the future performance of the Reference Asset over the term of the notes. • Conflict of Interest—In connection with our normal business activities and in connection with hedging our obligations under the notes, we and our affiliates play a variety of roles in connection with the notes, including acting as calculation agent and as a market-maker for the notes. In each of these roles, our and our affiliates’ economic interests may be adverse to your interests as an investor in the notes. • Lack of Liquidity—The notes will not be listed on any securities exchange. There may be no secondary market for the notes or, if there is a secondary market, there may be insufficient liquidity to allow you to sell the notes easily. • Tax Treatment—Significant aspects of the tax treatment of the notes are uncertain. You should consult your tax advisor about your tax situation. In addition to the summary risks and characteristics of the notes discussed under the headings above, you should carefully consider the risks discussed under the heading “Selected Risk Considerations” in the accompanying Pricing Supplement and under the heading “Risk Factors” in the accompanying prospectus supplement. Other Information This fact sheet is a general summary of the terms and conditions of this offering of notes. The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for this offering of notes. Before you invest, you should read carefully the full description of the terms and conditions of, and risks associated with investing in, the notes contained in the Pricing Supplement as well as the information contained in the accompanying prospectus supplement and prospectus that are incorporated by reference in the Pricing Supplement. The Pricing Supplement, as filed with the SEC, is available at the following hyperlink: https://www.creativeservices.barclays/docs/200007927/06747NRD8.pdf You may access the prospectus supplement and prospectus that are incorporated by reference in the Pricing Supplement by clicking on the respective hyperlink for each document included in the Pricing Supplement under the heading “Additional Documents Related To The Offering Of The Notes,” or by requesting such documents from the Issuer or any underwriter or dealer participating in this offering. We strongly advise you to carefully read these documents before investing in the notes. You may revoke your offer to purchase the notes at any time prior to the Initial Valuation Date. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to the Initial Valuation Date. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase of the notes. You may choose to reject such changes, in which case we may reject your offer to purchase the notes. Dual Directional Knock-Out Notes